Exhibit 10.16

RUDDICK CORPORATION

KEY EMPLOYEE LIFE INSURANCE PLAN

The Ruddick Corporation Key Employee Life Insurance Plan is established to provide certain key employees of Ruddick Corporation and other participating companies with life insurance and other benefits in place of the group term life insurance provided to other employees of Ruddick Corporation and other participating companies.

ARTICLE I

TITLE, EFFECTIVE DATE AND INTENT

1.01.   Title. This Plan shall be known as the Ruddick Corporation Key Employee Life Insurance Plan.

1.02    Effective Date. This Plan was effective as of March 1, 2004 or as soon thereafter as the Insurer approved and placed in force and effect the insurance to be provided under this Plan.

1.03    Intent. This Plan is intended to provide benefits that constitute life insurance within the meaning of Code Section 7702 that are excludable from gross income in accordance with Code Section 101.

ARTICLE II

DEFINITIONS

When used herein, the following terms shall have the meanings indicated unless a different meaning is clearly required by the context:

2.01    “A&E” means American & Efird, Inc., a North Carolina corporation, and any successor to American & Efird, Inc.

2.02    “Affiliate” means (i) any corporation or other entity that is required to be aggregated with the Company under Code Sections 414(b), (c), (m) or (o), and (ii) any entity in which the Company has an ownership interest and which the Company designates as an Affiliate for purposes of the Plan.

2.03    “Beneficiary” means, with respect to a Participant, the person(s) designated or identified in accordance with Section 9.05 to receive the Participant’s Certificate benefit in the event of the Participant’s death, pursuant to Section 9.04

2.04    “Cash Value Investment Account” means the account maintained under the Plan as part of a Participant’s Certificate to record a Participant’s interest in the cash value of the Certificate including Company Contributions and Participant Contributions credited to such account.

2.05    “Certificate” means the group variable universal life insurance certificate on the life of each Participant issued by the Insurer pursuant to this Plan.

2.06    “Code” means the Internal Revenue Code of 1986, as amended.

2.07    “Committee” means the committee appointed by the Company’s Board of Directors to administer the Plan.

2.08    “Company” means Ruddick Corporation, a North Carolina corporation, and any successor to Ruddick Corporation.

2.09    “Company Contribution” means the Participating Company’s contribution to a Cash Value Investment Account pursuant to Section 7.01.

2.10    “Employee” means a person who is employed by a Participating Company.

2.11    “Harris Teeter” means Harris Teeter, Inc., a North Carolina corporation, and any successor to Harris Teeter, Inc.

2.12    “Insurer” means Massachusetts Mutual Life Insurance Company or a successor insurance company providing the life insurance and other benefits pursuant to this Plan.

2.13    “Investment Election” means an election, made in such form and in accordance with such rules and procedures as the Committee may direct, pursuant to which a Participant may elect the Separate Accounts in which the amounts credited to his Cash Value Investment Account will be invested.

2.14    “Participant” means an Employee who is or hereafter becomes eligible to participate in the Plan and does participate by enrolling in the manner specified herein.

2.15    “Participant Contribution” means the contribution made by a Participant to a Participant’s Cash Value Investment Account, pursuant to Section 7.02.

2.16    “Participant Contribution Election” means a written, electronic or other form of election determined satisfactory by the Committee pursuant to which a Participant may elect to defer under the Plan a portion of his Salary on an after-tax basis.

2.17    “Participating Company” means the Company, A&E and Harris Teeter. In addition, any other Affiliate in the future may adopt (or be deemed to adopt pursuant to this Section 2.17) the Plan with the consent of the Company. Unless the Company specifies otherwise, any company that adopts the Plan by written resolution of its board of directors or other managing body will be deemed accepted as a Participating Company as of the date specified in such resolution.

2.18    “Plan” means the Ruddick Corporation Key Employee Life Insurance Plan as contained herein, and as may be amended from time to time hereafter.

2.19    “Prior Plan” means (i) the Key Employee Life Insurance Plan for Key Employees of American & Efird, Inc., (ii) the Key Employee Life Insurance Plan for Key Employees of Harris Teeter, Inc. or (iii) the Key Employee Life Insurance Plan for Key Employees of Ruddick Corporation.

2.20    “Salary” means the base annual salary paid by the Participating Company to a Participant, including amounts of compensation deferred under any deferred compensation plan or arrangement, but excluding any annual bonuses. For American & Efird associates paid on commission, salary means average annual income from previous three (3) years. For purposes of determining the Company Contribution to a Participant’s Cash Value Investment Account under Section 7.01 and the death benefit determined in accordance with Article VII, Salary shall be determined as of January 1 each year (or, if a Participant is not employed as of such January 1, as of such Participant’s subsequent employment date) and shall not be adjusted until the following January 1.

2.21    “Separate Accounts” means the separate investment accounts described in Article VIII.

2.22    “Valuation Date” means each business day on which the New York Stock Exchange is open for the normal transaction of business.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.01    Eligibility. The eligibility rules for determining participation in the Plan have been established by the Company, Harris Teeter, and American & Efird. After meeting the specific eligibility criteria below, and upon approval by the Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation, an Employee will become eligible for participation in the Plan.

(a)    Harris Teeter

1.      Group A – The associate must be an officer of Harris Teeter with a rank of Vice President or above whose participation in the Plan is approved by Harris Teeter and the Company.

2.      Group B – The associate must be a Director, or a position equivalent to a Director, an Operations Manager, or a District Manager of Harris Teeter whose participation in the Plan is approved by Harris Teeter and the Company.

3.      Group C – The associate was a participant in the Plan prior to the change from New England to MassMutual, and is not or ceases to be eligible under Sections 3.01(a)(1) or (2) above and whose participation in the Plan is approved by Harris Teeter and the Company.

(b)    American & Efird

1.      Group A – The associate must be an officer of A&E who is in the group of employees eligible for incentive pay (“incentive group”) and whose participation in the Plan is approved by A&E and the Company.

2.      Group B – The associate is included in the incentive group and is not or ceases to be eligible under Section 3.01(b) above and whose participation in the Plan is approved by A&E and the Company.

3.      Group C – The associate was a participant in the Plan prior to the change from New England to MassMutual, and is not included in the incentive group. This group will also include participants approved by A&E and the Company who cease to be included in the incentive group.

(c)    The Company

1.      Group A – The associate must be an officer of the Company with a rank of Vice President or above or the Company’s Secretary whose participation in the Plan is approved by the Company.

2.      Group B – The associate is the Company’s Assistant Treasurer or a Director of Internal Audit of the Company whose participation in the Plan is approved by the Company.

3.02    Participation. An eligible Employee shall become a Participant upon (i) the execution and delivery of an application to the Insurer (ii) approval and acceptance of such application by the Insurer and (iii) By executing such application, the Employee agrees to comply with the terms and conditions of the Plan, as contained herein and in the application, and acknowledges that the insurance provided under the Plan replaces the group term life insurance coverage currently provided by the Company. An Employee shall continue to be a Participant until the earlier to occur of (i) termination of the Plan by the Company or (ii) termination of the Participant’s employment with the Participating Company for any reason.

3.03    Prior Plan Participants. Each Participant who participated in a Prior Plan as of February 29, 2004 shall be required to contribute to the Plan the cash surrender value of the certificate held by such Participant under the Prior Plan (the “old policy”). Such contribution shall be made either (i) pursuant to a Code Section 1035 “tax-free” exchange or (ii) by the Participant contributing a cash payment equal to the cash surrender value of the old policy to the Plan.

ARTICLE IV

THE LIFE INSURANCE CONTRACT

4.01    Ownership of Certificate. The Participant shall be the sole owner of the Certificate covering the Participant and may exercise all rights of ownership of the Certificate, subject to the restrictions contained herein, including the right to designate a Beneficiary under the Certificate and the manner in which the proceeds are to be paid.

4.02    Payment of Premiums. The Participating Company shall pay any premiums due on the Certificate of each Participant as long as the Participant remains a Participant under the Plan.

4.03    Disability Premium Refunds. If the Certificate provides for waiver of premiums in the event of disability, the Participant shall reimburse the Participating Company any amount refunded to the Participant for any premium paid by the Participating Company in excess of the Participant’s contribution, if any, in the event that the Insurer determines that it will waive the premium due to disability of the Participant.

4.04    Assignment for Estate Planning. If the Participant desires to assign all incidents of ownership of the Certificate in order to remove any proceeds of the Certificate from the Participant’s gross estate for estate tax purposes, the Participant may make such assignment in accordance with the terms and conditions of the Certificate.

4.05    Loans. Borrowing by a Participant against the cash value of the Certificate is permitted in limited circumstances. Requests for borrowing must be submitted to the Vice President-Finance and Chief Financial Officer of the Company for approval.

ARTICLE V

DEATH BENEFITS

5.01    Amount of Coverage.

(a)    Participants Other Than A&E Group C Participants. Each Participant (other than Participants who are employed by A&E and in Group C (as defined in Section 3.01(b)(3))) shall be provided with a death benefit under the Participant’s Certificate equal to the greater of (i) the Participant’s death benefit under the Prior Plan as of February 29, 2004 or (ii) two and one-half (2½) times the Participant’s Salary.

(b)    A&E Group C Participants. Each Participant employed by A&E who is in Group Category C (as defined in Section 3.01(b)(3)) shall be provided with a death benefit under the Participant’s Certificate equal to the greater of (i) the Participant’s death benefit under the Prior Plan as of February 29, 2004 or (ii) two and one-half (2½) times the Participant’s Salary, or (iii) for associates paid on commission, two and one-half (2½) times the three (3) year average of annual income; provided, however, the face amount for participants who cease to be in the incentive group and are paid on commission will be based on the following schedule:

(iv)     year 1 – based on previous year’s salary;

(v)      year 2 – based on the current year’s commissions or current salary;

(vi)     year 3 – based on the current year’s commissions or current salary; and

(vii)    year 4 and future years – based on three year average of commissions or current salary

5.02    Effective Date of Coverage.

(a)    Harris Teeter

1.      New Hire – The Certificate shall be effective on the 91st day of employment for an associate who is hired associate and is part of an eligible group.

2.      Promotion – The Certificate shall be effective on the 1st day of the month after an associate is promoted and becomes part of an eligible group.

(b)    American & Efird

The Certificate shall be effective January 1st of each year after an associate is hired and is part of an eligible group or an associate is promoted and becomes part of an eligible group.

(c)    The Company

The Certificate will be effective upon notification by the Company Insurer that an associate is hired and is part of an eligible group or an associate is promoted and becomes part of an eligible group.

5.03    Increases or Decreases in Coverage. The amount of the insurance coverage shall be adjusted annually as of the first day of January of each year to reflect any changes to the Participant’s Salary. In the event that the amount of life insurance coverage is to be decreased, the Participant shall have the right to maintain the full amount of life insurance coverage then in force by paying to the Company the portion of the premium attributable to the excess coverage or by converting funds in the Participant’s Cash Value Investment Account.

ARTICLE VI

CASH VALUE INVESTMENT ACCOUNTS

6.01    Establishment of Accounts. Each Participant shall be provided with a Certificate and the Committee will establish and maintain a Cash Value Investment Account on behalf of each Participant. To the extent provided herein, each Cash Value Investment Account will be (i) credited with any initial contribution made by a Participant pursuant to Section 3.03, Participant Contributions and Company Contributions and (ii) adjusted to reflect investment gains and losses of the Separate Accounts attributable to such Cash Value Investment Account. Each Cash Value Investment Account of a Participant will be maintained until the value thereof has been distributed to or on behalf of such Participant or his Beneficiary.

6.02    Adjustment for Earnings and Losses. Quarterly and Annual statements from the Insurer will be distributed to Participants reflecting the investment earnings, gains and losses of the Separate Accounts Participant’s Cash Value Investment Account.

6.03    Vesting. A Participant will at all times be fully vested in his Cash Value Investment Account.

ARTICLE VII

CONTRIBUTIONS

7.01    Company Contributions. Upon becoming eligible to participate in the Plan, each Participant shall be assigned to a Group Category by the Participant’s employing Participating Company. The Participating Company shall make a monthly Company Contribution to a Participant’s Cash Value Investment Account for each Participant in an amount equal to the amount set forth by each such Group Category below:

Group Category    Company Contribution

Group A                2.4% times Salary times 1/12

Group B                1.2% times Salary times 1/12

Group C                None

7.02    Participant Contributions.

(a)    General Rule. A Participant may elect to contribute under the Plan additional premium on an after-tax basis and by completing and delivering to the Insurer a Participant Contribution Election setting forth the terms of his election. This additional contribution will be in the form of an ACH transfer or a check made payable to the Insurer.

(b)    Term. Each Participant’s Participant Contribution Election will remain in effect until the earliest of (i) the date the Participant ceases to be eligible to participate in the Plan or (ii) the date the Participant makes a subsequent Participant Contribution Election or revokes such Participant Contribution Election.

(c)    Revocation. A Participant may revoke his Participant Contribution Election by delivering a written, electronic or other form of notice of revocation as determined by the Insurer to the insurer, and such revocation will be effective as soon as practicable after the date on which it is received by the Insurer. A Participant who revokes a Participant Contribution Election may make a new Participant Contribution Election at any time.

7.03    Restrictions on Contributions. The Committee may limit or restrict the Company Contributions to a Participant’s Cash Value Investment Account or take any other action to the extent necessary or desirable to prevent (i) the cash surrender value of the Certificate from exceeding the amount necessary to fund future premiums under the Certificate in accordance with Code Section 7702 or (ii) the Certificate form being deemed a modified endowment contract within the meaning of Code Section 7702A.

ARTICLE VIII

SEPARATE ACCOUNTS

8.01    Participant Direction of Investments. Each Participant may direct the manner in which his Cash Value Investment Account will be invested in and among the Separate Accounts by making an Investment Election in accordance with the following terms:

(a)    Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of future Participant Contributions and Company Contributions that will be invested in each Separate Account. An initial Investment Election of a Participant will be made as of the date the Participant commences participation in the Plan and will apply to all contributions credited to such Participant’s Cash Value Investment Account after such date. Such Participant may make subsequent Investment Elections as of any Valuation Date, and each such election will apply to all such specified contributions credited to such Participant’s Cash Value Investment Account after the Insurer has a reasonable opportunity to process such election pursuant to such procedures as the Insurer may determine from time to time. Any Investment Election made pursuant to this Section 8.01(a) with respect to future contributions will remain effective until changed by the Participant. Notwithstanding the foregoing, the Committee may select a Separate Account to initially receive any amounts transferred to the Plan in accordance with Section 3.03.

(b)    Investment of Existing Account Balances. Each Participant may make an Investment Election prescribing the percentage of his existing Cash Value Investment Account balance that will be invested in each Separate Account. Such Participant may make such Investment Elections as of any Valuation Date, and each such election will be effective after the Insurer has a reasonable opportunity to process such election.

ARTICLE IX

TERMINATION OF EMPLOYMENT OR PARTICIPATION

9.01    Definition. For purposes of this Article IX, a “Termination” is defined as (i) termination of the Plan by the Company, (ii) the Participant’s termination of employment with a Participating Company, whether voluntary or involuntary, or (iii) the Participant’s retirement as an Employee of a Participating Company.

9.02    Premiums and Company Contributions. In the event of a Termination, the Participating Company will cease paying the premiums, if any, on the Certificate of the Participant and shall not make any Company Contributions following such Termination.

9.03    Options. In the event of a Termination, the Participant may exercise any option then available under the Certificate.

9.04    Death Benefits. If a Participant dies, the Beneficiary designated by such Participant in his latest beneficiary designation filed with the Insurer will be entitled to receive the Face Amount of the Certificate.

9.05    Beneficiary Designation. Participants will designate and from time to time may redesignate a Beneficiary.

ARTICLE VIII

CLAIMS

10.01    Initial Claim. Claims for benefits under the Plan may be filed with the Insurer on forms or in such other written documents as the Insurer may prescribe. The Insurer will furnish to the claimant written notice of the disposition of a claim within 90 days (or 180 days in the event of special circumstances) after the application therefore is filed. In the event the claim is denied, the notice of the disposition of the claim will provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the claimant can perfect the claim and/or submit the claim for review.

10.02    Appeal. Any Participant or a Beneficiary who has been denied a benefit will be entitled, upon request to the Insurer, to appeal the denial of his claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan in the Insurer’s possession in order to prepare the appeal. The request for review, together with a written statement of the claimant’s position, must be filed with the Insurer no later than 60 days after receipt of the written notification of denial of a claim provided for in Section 10.01. The Insurer’s decision will be made within 60 days (or 120 days in the event of special circumstances) following the filing of the request for review. If unfavorable, the notice of the decision will explain the reasons for denial and indicate the provisions of the Plan or other documents used to arrive at the decision. The Insurer’s decision or review shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

10.03    Satisfaction of Claims. Any payment to a Participant or a Beneficiary will to the extent thereof be in full satisfaction of all claims hereunder against the Insurer and the Participating Company, any of whom may require such Participant or Beneficiary, as a condition to such payment, to execute a receipt and release therefore in such form as will be determined by the Insurer or the Participating Company. If receipt and release is required but the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions of the Plan, the payment of any affected distribution may be delayed until the Insurer or the Participating Company receive a proper receipt and release.

ARTICLE IXI

ADMINISTRATION

This Plan shall be administered by the Committee, which shall consist of not less than two (2) members appointed by the Board of Directors of the Company. The Board of Directors of the Company may from time to time appoint members of the Committee in substitution for the members previously appointed and may fill vacancies, however caused. The Committee shall have all powers necessary to enable it to carry out its duties in the administration of the Plan and may delegate any or all duties and responsibilities to other entities or individuals as it deems necessary or appropriate. Not in limitation, but in application of the foregoing, the Committee shall have the duty and power to determine all questions that may arise hereunder as to the status and rights of Participants in the Plan. The Committee shall act by a majority of the number then constituting the Committee, and such action may be taken either by vote at a meeting or in writing without a meeting. The Committee shall keep a complete record of all its proceedings and all data relating to the administration of the Plan. The Committee shall select one of its members as a chairman. The Committee shall appoint a Secretary to keep minutes of its meetings, and the Secretary may or may not be a member of the Committee. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable.

ARTICLE X

AMENDMENT AND TERMINATION

The Company reserves the right, at any time or from time to time, by action of the Board of Directors of the Company, to modify or amend in whole or in part any or all provisions of the Plan. In addition, the Company reserves the right, by action of the Board of Directors of the Company, to terminate the Plan at any time. In the event of such termination by the Company, the Participant shall have the right to receive the Certificate and exercise his rights in accordance with Article IX hereof.

ARTICLE XI

MISCELLANEOUS

11.01    Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of North Carolina to the extent not preempted by applicable federal law.

11.02    Taxes. The Plan is intended to provide death benefits that are excludable from gross income in accordance with Code Section 101. While the Certificate is in effect, the Participant is subject to income taxation each year based on the value of the economic benefit attributable to the life insurance protection provided under the Certificate. The Participating Company will have the full power and authority to withhold and pay any estate, inheritance, income, employment or other tax which it will be required to pay or withhold out of any monies or other property in the Participating Company’s hand for the account of the Participant or Beneficiary whose interests hereunder are so affected (including, without limitation, by reducing and offsetting the Participant’s or Beneficiary’s Cash Value Investment Account balance). Prior to making any payment, the Participating Company may require such releases or other documents from any lawful taxing authority as it deems necessary.

11.03    Binding Effect. Obligations incurred by the Participating Company pursuant to this Plan shall be binding upon and inure to the benefit of the Participating Company, its successors and assigns, and to each Participant and his successors, assigns and beneficiaries.

11.04    Headings; Gender and Number. The headings of the various articles and sections in the Plan are solely for convenience and will not be relied upon in construing any provisions hereof. Any reference to a section will refer to a section of the Plan unless specified otherwise. Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.

11.05    Entire Plan. This document and any amendments hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

THIS PLAN is adopted this 11th day of April, 2007, to be effective March 1, 2004.

RUDDICK CORPORATION

By:/s/ JOHN WOODLIEF

John Woodlief, Vice President – Finance and Chief Financial Officer

ATTEST:

/S/ DOUGLAS J. YACENDA

Douglas J. Yacenda, Secretary

[CORPORATE SEAL]